Exhibit 99.1

FOR IMMEDIATE RELEASE

CAVCO INDUSTRIES REPORTS THIRD QUARTER RESULTS

PHOENIX, AZ — (January 22, 2004) — Cavco Industries, Inc. (NASDAQ: CVCO) today announced financial results for the third quarter and first nine months of fiscal 2004 ended December 31, 2003. Cavco, headquartered in Phoenix, Arizona, is the largest producer of manufactured homes in Arizona, based on wholesale shipments. The company is also the largest producer of park model homes in the United States.

     Prior to June 30, 2003, Cavco was a subsidiary of Dallas, Texas-based Centex Corporation. Effective June 30, 2003, all of the outstanding stock of Cavco was distributed as a tax-free dividend to Centex shareholders of record on June 12, 2003 at the rate of 0.05 shares of Cavco common stock for each Centex share held on that date. The total number of Cavco shares distributed was 3,091,399.

     Net sales for the third quarter of 2004 increased 22% to $33,489,000 versus $27,537,000 last year. Net income for the third quarter this year increased to $1,893,000 compared with $1,047,000 a year ago, which did not include income tax expense. Including proforma income tax expense, net income for the third quarter last year was $629,000. Net income per share for the third quarter this year was $0.60 based on both basic and diluted weighted average shares outstanding versus proforma net income per share of $0.20 last year based on the 3,091,399 shares distributed by Centex on June 30, 2003.

     Pre-tax income from continuing operations for the third quarter of this year was $3,153,000 compared with $1,906,000 for the third quarter last year. After-tax income from continuing operations was $1,893,000 or $0.60 per share versus $1,144,000 or $0.37 per share for last year assuming a proforma income tax provision.

     Net sales for the first nine months of fiscal 2004 increased 14% to $93,824,000 versus $82,066,000 in the year earlier period. Net income was $4,596,000 for the first nine months of this year compared with $2,300,000 for the same period a year ago, which did not include income tax expense.

     Pre-tax income from continuing operations was $6,684,000 for the first nine months this year compared with $5,373,000 for the same period last year. Assuming a proforma income tax provision using an estimated effective tax rate of 40%, proforma income from continuing operations after tax was $4,012,000 for the first nine months compared with $3,224,000 for the same period last year. On a per-share basis, based on weighted average shares outstanding for the current period and the number of shares distributed by Centex for last year, proforma net income per share from continuing operations after tax was $1.28 for the first the first nine months of fiscal year 2004 versus $1.04 for the nine months ended December 31, 2002.

     Commenting on the results, Joseph Stegmayer, President and Chief Executive Officer, said, “Our manufacturing operations continued to perform at an exceptional level, particularly in view of the difficult conditions facing the industry. We have increased sales by pursuing both new markets and new products, and our people have done an excellent job of designing and building high quality homes in styles and with features that appeal to consumers.”

     Mr. Stegmayer continued, “While we are very pleased with the results of our operations for the third quarter, we continue to be cautious regarding our expectations for the foreseeable future. Industry wide shipments of new homes remain at forty-year lows. Although total production and retail distribution capacities have been significantly reduced, we believe that supply and demand are not yet sufficiently balanced to support higher sales volumes. Finally, we have not experienced any meaningful expansion of consumer finance availability, the short supply of which continues to constrain demand for homes.”

     Commenting on Cavco’s financial condition, Sean Nolen, Cavco’s Chief Financial Officer, said, “With cash in excess of $26 million and no outstanding debt, we are confident that we can face the continuing industry challenges and pursue attractive growth opportunities as we identify them.”

     Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking. Forward-looking statements are typically included, for example, in discussions regarding the manufactured housing industry; our financial performance and operating results; and the expected effect of certain risks and uncertainties on our business, financial condition and results of operations. All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Factors that could cause such differences to occur include, but are not limited to, adverse industry conditions, the cyclical nature of our business, limitations on our ability to raise capital, curtailment of available financing in the manufactured housing industry; competition, our ability to maintain relationships with retailers, availability of raw materials and our lack of recent operating history as an independent public company, together with all of the other risks described in our filing with the Securities and Exchange Commission. Cavco expressly disclaims any obligation to update any forward-looking statements contained in this release whether as a result of new information, future events or otherwise. Investors should not place any reliance on any such forward-looking statements.

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CAVCO INDUSTRIES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31,	December 31,
	2003	2003

		(Unaudited)
ASSETS
Current assets
Cash	$—	$26,316
Restricted cash	2,275	2,302
Accounts receivable	5,264	3,779
Inventories	6,861	7,832
Prepaid expenses and other current assets	640	1,465
Deferred income taxes	—	5,600
Receivable from Centex	12,224	—
Retail assets held for sale	7,841	4,258

Total current assets	35,105	51,552

Property, plant and equipment, at cost:
Land	2,330	2,330
Buildings and improvements	4,914	4,998
Machinery and equipment	6,458	6,345

	13,702	13,673
Accumulated depreciation	(4,541)	(5,244)

	9,161	8,429

Goodwill	67,346	67,346

Total assets	$111,612	$127,327

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,250	$4,669
Accrued liabilities	16,016	18,397

Total current liabilities	19,266	23,066

Deferred income taxes	—	7,644

Commitments and contingencies

Stockholders’ equity
Preferred Stock, $.01 par value, 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, $.01 par value; 10,000,000 shares authorized; Outstanding 3,091,399 (proforma March 31, 2003) and 3,146,495 (December 31, 2003) shares, respectively	31	31
Additional paid-in capital	120,030	120,330
Unamortized value of restricted stock	—	(625)
Accumulated deficit	(27,715)	(23,119)

Total stockholders’ equity	92,346	96,617

Total liabilities and stockholders’ equity	$111,612	$127,327

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CAVCO INDUSTRIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,

	2002	2003	2002	2003

Net sales	$27,537	$33,489	$82,066	$93,824
Cost of sales	22,523	27,251	67,329	76,991

Gross profit	5,014	6,238	14,737	16,833
Selling, general and administrative expenses	3,031	3,148	9,076	10,287

Income from operations	1,983	3,090	5,661	6,546
Interest income (expense)	(77)	63	(288)	138

Income from continuing operations before income taxes	1,906	3,153	5,373	6,684
Income tax expense	—	(1,260)	—	(2,015)

Income from continuing operations	1,906	1,893	5,373	4,669
Discontinued operations:
Loss from discontinued manufacturing operations	(243)	—	(734)	—
Loss from discontinued retail operations	(616)	—	(2,339)	(73)

Net Income	$1,047	$1,893	$2,300	$4,596

Net income per share (basic and diluted)		$0.60		$1.47

Weighted average shares outstanding:
Basic		3,146,495		3,128,130

Diluted		3,147,051		3,128,315

Proforma financial information:
Income from continuing operations before income taxes	$1,906		$5,373	$6,684
Proforma income tax expense	(762)		(2,149)	(2,672)

Proforma income from continuing operations	1,144		3,224	4,012
Proforma loss from discontinued operations, net of proforma taxes	(515)		(1,843)	(44)

Proforma net income	$629		$1,381	$3,968

Proforma net income (loss) per share:
Continuing operations (basic and diluted)	$0.37		$1.04	$1.28
Discontinued operations (basic and diluted)	(0.17)		(0.60)	(0.01)

Net income (basic and diluted)	$0.20		$0.44	$1.27

Proforma weighted average shares outstanding:
Basic	3,091,399		3,091,399	3,128,130

Diluted				3,128,315

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CAVCO INDUSTRIES, INC. AND SUBSIDIARY
Other Operating Data — Continuing Operations
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,

	2002	2003	2002	2003

Net sales
Manufacturing	$26,650	$31,412	$78,571	$88,789
Retail	3,987	4,391	11,659	12,841
Less: Intercompany	(3,100)	(2,314)	(8,164)	(7,806)

Net Sales	$27,537	$33,489	$82,066	$93,824

Floor shipments — manufacturing	1,445	1,536	4,321	4,537

Average sales price per floor - manufacturing	$18,443	$20,451	$18,184	$19,570

Home shipments — manufacturing	841	904	2,492	2,638

Average sales price per home - manufacturing	$31,688	$34,748	$31,529	$33,658

Home shipments — retail	51	59	199	171

Average sales price per home — retail	$78,176	$74,424	$58,588	$75,094

Capital expenditures	$148	$20	$324	$166

Depreciation	$289	$294	$868	$898

Explanatory Notes

(1)	Effective June 30, 2003, Cavco Industries, LLC (“Cavco LLC”) was merged into Cavco Industries, Inc. (“Cavco Inc.”) and 100% of the outstanding shares of common stock of Cavco Inc. were distributed to the stockholders of Centex Corporation (“Centex”), Cavco LLC’s parent company. Subsequent to this distribution, Cavco Inc. became a separate public company. The stockholders’ equity section of the balance sheet has been presented assuming the merger of Cavco LLC into Cavco Inc. had occurred as of March 31, 2003 and 3,091,399 shares of common stock of Cavco Inc. were issued and outstanding.

(2)	Prior to June 30, 2003, Cavco LLC was incorporated into the consolidated Federal income tax returns of Centex. Therefore, income taxes are not provided for prior to June 30, 2003. Proforma income tax expense is calculated assuming a 40% effective tax rate. In anticipation of the distribution described above, proforma tax amounts have been presented on the face of the consolidated statement of operations as if Cavco Inc. was a stand-alone taxable entity for the periods prior to June 30, 2003. As a stand-alone taxable entity, the deferred taxes associated with its assets and liabilities have been allocated to Cavco Inc. by Centex and recorded in its financial statements as of June 30, 2003.

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